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                                                                  EXHIBIT 10.16

Description of a restricted stock grant by Edison Brothers Stores, Inc. to Alan D. Miller, Chairman, President and Chief Executive Officer of the Corporation.

The Corporation has granted to Alan D. Miller, Chairman, President and Chief Executive Officer of the Corporation, 50,000 shares of the Corporation's common stock, subject to certain restrictions (the "Restricted Shares"). The grant, effected May 11, 1995, provides that one-fifth of the Restricted Shares shall vest each year following the date of grant, provided that Mr. Miller is at that time still employed by the Corporation. If Mr. Miller's employment terminates, any Restricted Shares which have not yet vested are forfeited (except if the termination is by reason of Mr. Miller's death or disability, in which event all Restricted Shares immediately vest). The vesting schedule may be accelerated at the discretion of the Board of Directors. Mr. Miller has full dividend and voting rights with respect to the Restricted Shares but the shares are not transferable prior to vesting.

The grant contains the customary provisions for appropriate adjustments in the event of changes in the capitalization of the Corporation. The grant also provides that if there is a potential change in control of the Corporation, all Restricted Shares shall immediately vest. A "potential change in control" is deemed to occur if, at any time during any twenty-four month period, the membership of the Board of Directors of the Corporation is not at least two-thirds constituted by (a) individuals who were directors at the beginning of such period or (b) individuals whose election, or nomination for election by the Corporation's stockholders, to the Board during such period was approved by the vote of two-thirds of those directors then still in office who were directors at the beginning of such period. However, changes in the Board of Directors of the Corporation occurring as a result of a merger or similar transaction approved by two-thirds of the Board would not be deemed to be a "potential change in control" unless the third party involved had initially commenced a non-negotiated offer.

The Restricted Shares were granted at no cost to Mr. Miller (other than applicable taxes).